Independent Auditors' Consent

The Board of Directors
Acetex Corporation

We consent to the inclusion in this Registration Statement of Acetex Corporation on Form F-3 of our report addressed to the Directors of AT Plastics Inc. dated February 19, 2003 with respect to the consolidated financial statements of the Company as at and for the three year period ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in the prospectus which forms a part of the Registration Statement."

KPMG LLP

Vancouver, British Columbia
July 18, 2003